                                                                      EXHIBIT 12

                        CENTOCOR, INC. AND SUBSIDIARIES
                      STATEMENT RE COMPUTATION OF RATIOS
                      RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)


                                        1993        1992        1991        1990     1989
                                        ----        ----        ----        ----     ----
EARNINGS (LOSS):

Pretax income (loss)                ($74,379)  ($194,146)  ($195,555)  ($134,380)  $  256

PLUS:

Fixed charges (below)                 22,820      24,046      14,893       3,254    2,114

LESS:

Interest capitalized                       -           -         800         380        -
                                          --          --         ---         ---       --

ADJUSTED EARNINGS (LOSS)            ($51,559)  ($170,100)  ($181,462)  ($131,506)  $2,370
                                    ========   =========   =========   =========   ======

FIXED CHARGES:

Rent expense deemed interest         $ 1,987     $ 3,537     $ 2,347      $1,019   $  563

Interest expense                      20,087      19,798      11,354       1,855    1,551

Amortization of debt issuance cost       746         711         392           -        -

Interest capitalized                       -           -         800         380        -
                                          --          --         ---         ---       --

TOTAL FIXED CHARGES                  $22,820     $24,046     $14,893      $3,254   $2,114
                                     =======     =======     =======      ======   ======

RATIO                                      *          *            *           *     1.12
                                          ==         ==           ==          ==     ====

* Adjusted earnings did not cover fixed charges for the years ended December 31, 1993, 1992, 1991, and 1990 by $74,379,000, $194,146,000, $196,355,000 and
$134,760,000, respectively.